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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Prospectus which is part of a Registration Statement on Form S-3 of Gray Television, Inc. related to the offering of $600,000,000 of securities of our report dated February 4, 2002 relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated February 4, 2002 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP


Atlanta, Georgia
September 3, 2002